Exhibit 99.3 Freshpet Q3 2026 Earnings Call November 4, 2026 8 a.m. ET Company Participants • Billy Cyr, Chief Executive Officer • John O’Connor, Chief Financial Officer • Nicki Baty, President & Chief Operating Officer • Rachel Ulsh, Vice President, Investor Relations & Corporate Communications Other Participants • Edward Lewis, Analyst, Rothschild & Co Redburn • Eric Serotta, Analyst, Morgan Stanley • Jacob Henry, Analyst, TD Cowen • Jon Andersen, Analyst, William Blair & Co. • Michael Lavery, Analyst, Piper Sandler • Peter Benedict, Analyst, Robert W. Baird & Co. • Rupesh Parikh, Analyst, Oppenheimer & Co. • Thomas Palmer, Analyst, JP Morgan • Todd Brooks, Analyst, StoneX • Yasmine Deswandhy, Analyst, Bank of America Presentation Operator Good morning, and welcome to Freshpet’s Third Quarter Earnings Conference Call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Rachel Ulsh, Vice President, Investor Relations. Please go ahead. Rachel Ulsh Good morning, and welcome to Freshpet’s third quarter 2026 earnings call and webcast. On today’s call are Billy Cyr, Chief Executive Officer and John O’Connor, Chief Financial Officer. Nicki Baty, President and Chief Operating Officer, will also be available for Q&A. Before we begin, please remember that during the course of this call, management may make forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements related to the size of the category and our TAM, our strategy and expectations for growth, the competitive advantage of our manufacturing on quality and cost, fridge expansion expectations, opportunities and capital efficiencies, expectations on margin improvement, capital spending, media spend, logistics costs, 2026 guidance and 2027 targets.

They involve risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made today including those associated with these statements, and those discussed in our earnings press release and our most recent filings with the SEC, including our 2025 annual report on Form 10-K, which are all available on our website. Please note that on today’s call, management will refer to certain non-GAAP financial measures such as EBITDA and adjusted EBITDA among others. While the company believes these non-GAAP financial measures provide useful information for investors, the presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Please refer to today’s press release for how management defines such non-GAAP measures, why management believes such non-GAAP measures are useful, a reconciliation of the non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP, and limitations associated with such non-GAAP measures. Finally, the company has produced a presentation that contains many of the key metrics that will be discussed on this call. That presentation can be found on the company’s investor website. Management’s commentary will not specifically walk through the presentation on the call, rather it is a summary of the results and guidance they will discuss today. With that, I would like to turn the call over to Billy Cyr, Chief Executive Officer. Billy Cyr Thank you, Rachel, and good morning, everyone. The message I would like for you to take away from today’s call is that our market performance and financial results continue to demonstrate the strength and durability of the Freshpet business model. We have built a structurally different business than many of our CPG peers, with multiple strategic competitive advantages that have grown and evolved over the last 20 years and are now the foundation of an advantaged business that has sizeable upside potential. We continue to raise our product quality, advance the manufacturing of fresh pet food, and improve the access and distribution of our products. Our breadth of product forms, sizes, price points, and channels is unmatched. We believe our most significant competitive advantage is the product itself, i.e., our recipes are strongly preferred by dogs and pet parents due to taste, aroma, color, texture, inclusions, and overall quality. And our manufacturing scale and technical expertise are the foundation of why we believe our product quality is superior. Owning our kitchens enables us to continue to develop the highest quality products at the lowest cost to help pets live longer, happier, healthier lives. We also continue to broaden our availability and access, particularly online, as we continue to grow our franchise of highly loyal consumers. The total addressable market of these loyal consumers who we refer to as Most Valuable Pet Parents, or MVP’s is 10 million households and growing due to the generational shift of pet owning households. We are only at 2.6 million MVP households today, or approximately 26% into our current and still growing MVP TAM. Our third quarter results demonstrate the strength and durability of our business. In a consumer environment that remains challenging, we are performing and operating well. We achieved double- digit sales growth and reported an adjusted gross margin of 50% in the third quarter. This was our best adjusted gross margin in over seven years since the first quarter of 2019 before we had opened our second Kitchen in Bethlehem, our Ennis Kitchen, or Kitchen South, and when higher margin rolls made up a greater percentage of our sales. Importantly, our gross margin this quarter included only a limited benefit from the new bag technology, with the adjusted gross margin increase primarily driven by our improved operating performance. I am incredibly proud of our team for their hard work and dedication in achieving this milestone, and we are very encouraged by our future margin potential. Our sources of growth in the quarter were broad-based and the result of a wide range of strategic initiatives we have implemented. They include, one, advertising. We continue to invest heavily in advertising as the primary driver of our growth and have particularly targeted that to potential MVP’s, our most valuable pet parents. As a result, we saw our MVP household penetration increase 8% and the combination of total household penetration gains and buying rate overall grow 10%. First, advertising. A portion of our media spend is still aimed at growing total brand awareness, particularly on Linear TV, but we have evolved our strategy to super-serve MVPs to drive greater returns. As the category becomes more competitive, we’re also increasingly focused on building awareness of Freshpet and our real food leadership, not just building awareness of the fresh category. Our marketing campaign launched in May, Better Food for Your Better Half, and new creative we launched in September, are designed to reinforce the qualities that make Freshpet unique, real ingredients you can see, freshly cooked, vet developed healthy recipes, a proposition that resonates with pet parents who treat their pets like family members. Second, distribution. Our retail presence continues to strengthen, including a 5% increase in store count to more than 31,000 stores and a 14% increase in TDP’s due to the increased presence of larger and double fridges. We continued to grow distribution significantly in a major rural lifestyle retailer, began testing new three-door fridges in a major club customer, added SKUs in two major club customers, and 25% of our stores have more than one fridge. We expect this figure to increase to enable both greater holding capacity and the broadest assortment to be available. Each of these increases is another indication of retailer confidence in the growth potential of Freshpet– even in the face of significant new competition. Retailers know that we are growing market share, and we remain the fastest growing brand in dog food in dollars, and the second most popular brand among new Gen Z and Millennial dog households. Third, omnichannel access. We had outsized growth in ecommerce with sales up 35% year-over-year. Digital orders now account for 16.9% of our total business and our fridges in retail serve as micro- fulfillment points and support both online and in store sales. Approximately 82% of our digital order volume went through our fridge network via omni-retail or last mile delivery services, with the remainder of the volume from pure-play online retailers or direct-to-consumer. Fourth, technology. Our Fresh from the Kitchen product line has been the major beneficiary of the product quality and margin improvement potential of our new bag production technology. Since we converted that product to the new technology, we have seen consumer feedback on quality improve significantly and volume trends have stepped up noticeably. The new technology is also enabling a broader range of new innovation, including new protein formulas, upgraded recipes, new pack sizes like our Healthy Mixers, and better-looking inclusions like carrots and green beans. All these technology-led innovations increase our product quality advantage and do it at attractive costs.

Fifth, new product innovation. In addition to the new products enabled by our new technology, our business model enables us to nurture significant new innovations much longer. For example, our most premium product line Homestyle Creations crossed the $100 million mark in annual retail sales during the quarter and is the fastest growing part of our business. And it accomplished that with just a handful of recipes. We continue to believe that this wide array of strategies can drive strong and sustained top-line growth well in excess of the dog food category and deliver sizable market share gains. As the economic backdrop and competitive environment shift over time, each tool may play a larger or smaller role at any particular time, but the wide array of tools we have, the scale and technology we have built, our mastery of the fresh pet food category, and the strength of our team provide us with the ability to drive outsized growth over time. The past year has provided solid evidence of that, as we are now projecting to grow 12% to 13% this year in the face of the most significant amount of new competition we have ever had and a tough economic backdrop, all while increasing margins and cash flow. As encouraging as that is, we are more encouraged by the long-term growth potential that remains in front of us. First, large category and growing market share. We only have a 4.5% market share of the approximately $38 billion dog food and treats category, a significant whitespace opportunity to continue to take share from traditional dog food competitors. Second, a large and expanding TAM. As I said earlier, we are only 26% into our MVP TAM and that TAM grows each year as more Millennial and Gen Z consumers form households and get dogs. The MVPs in our franchise represent 72% of our sales today and spend roughly $522 a year, which is nearly 13 times more than a non-MVP and they are likely to have a much higher lifetime value than an occasional user. Third, expanding distribution with an omnichannel focus. We still have a long runway for growth both online and in-store. Ecommerce is the fastest growing part of our business and still has a significant runway for growth as over 35% of the dog food category sales are done online versus our 16.9% today. And 75% of stores only have one fridge, the same number of fridges that most of them had when Freshpet was one quarter of the size it is today. More fridges provide a broader assortment, more holding power to support an online business, and greater visibility. For retailers looking to lean into the growing part of the category, we believe we have one of the most attractive propositions. And with our products in over 31,000 stores today, we have a unique distribution advantage to reach consumers however they choose to shop our products. And fourth, innovation. We believe we are just scratching the surface as we are still finding more and better ways to use technology for future strategic innovation that will enable us to serve a broader range of consumer needs over time and attract new MVPs to the brand and do it with attractive economics. The long-term growth potential is enabled by one of our most important competitive advantages, our manufacturing scale and expertise. It is the foundation for our product quality, which is noticeably different than competition. We continue to improve the products and are increasingly bullish on our new bag technology potential. We have made significant progress on our operations and will continue to refine elements of those lines and ramp up volume throughout this year and next year. At fully optimized performance, we still expect over 100 basis points of adjusted gross margin improvement on the entire business from the three lines we have already installed. We are still finding more and better ways to use technology for innovation as well as optimize performance to unlock greater capacity. Within our existing asset base, we are driving better capital efficiency through our productivity and operational effectiveness initiatives. Our goal is to, one, optimize our existing lines to drive more volume primarily through OEE improvements. Two, get more out of existing sites whether that be optimizing our network or adding more lines or capabilities to our existing campuses. And three, develop and deploy new technologies to improve returns on capital investments. We have a long runway to further improve capital efficiency but are very pleased by the progress we have made to- date. We have also made a strategic decision to transition from a third-party distribution center in Allentown, Pennsylvania, to our own new distribution center in Bethlehem, Pennsylvania that will open in early 2027. While this is a custom-built, dedicated facility, it is leased, so it requires very little capital spending on our part. Beyond adding capacity, it brings a critical piece of our cold-chain network closer to our Bethlehem Kitchen, giving us greater control over distribution, enhancing service levels, and creating a platform for longer term efficiency, automation, and scale as we continue to grow. I hope you can see why we are very bullish on the long-term potential of Freshpet. Our core strategy remains intact, but we continue to adapt and evolve our strategies and are focused on the things we can control in a challenging operating environment. We are operating from a position of strength with a strong portfolio of products, a loyal and growing consumer franchise, expanding omnichannel access, and a proprietary manufacturing platform that we believe is difficult to replicate. The key areas we have chosen to focus on to maintain and expand our competitive advantages are resulting in more durable growth and improving financial performance. Our results continue to prove that fresh is the future of pet food, and we remain well positioned to capture a meaningful share of what we believe can become a $10 billion category over time. Lastly, I want to highlight that in October we celebrated Freshpet’s 20th anniversary. As we announced in June, upon this milestone, one of our co-founders, Scott Morris, transitioned to an advisory role, and Nicki Baty has assumed the role of President & COO. Freshpet is now entering its third decade with a strong leadership team, scaled operations, and significant opportunities for future growth. With that, I’ll turn it over to John to walk through more details of our financial results. John O’Connor Thank you, Billy, and good morning, everyone. Our third quarter results reflected strong sales and margin growth despite a challenging economic environment. Net sales in the quarter were $317.8 million, up 10% year-over-year, which was entirely volume driven. We again had broad-based consumption growth across channels, with Nielsen measured dollar growth of 12.7% in Total US Pet Retail Plus with Costco, and strong contribution from the unmeasured channels with approximately 1 to 2 points of growth. The delta between Nielsen growth of 12.7% and reported net sales of 10% was primarily driven by two factors. The first was the significant expansion in a large club customer and a shift in ordering around the 4th of July that we previously had said would impact this year’s third quarter growth by a little more than 2 points. The second factor was a major customer growing sales faster than they grew their inventory. Normally, customers grow inventory at the same rate that they grow sales. This provided a headwind of approximately 1 point to 2 points in the quarter when you compare consumption growth to net sales growth. In the third quarter, we delivered adjusted gross margin of 50.0%, a significant improvement from 46% in the prior year period and 47.7% in the first half of the year. The 400-basis point increase versus the prior year was driven by strong leverage on plant expenses, reduced quality costs and lower input costs as a percent of revenue. This performance reflects our continued focus on operational improvements and demonstrates the meaningful progress we can achieve in this area, as well as some benefit from the new bag technology. For the year, we now expect approximately 35 basis points improvement from the technology, compared to approximately 25 basis points previously, and we are on pace to capture a substantial portion of the 100-basis point improvement in full year results for 2027. Third quarter adjusted SG&A was 29.6% of net sales, compared to 27.1% in the prior year period. This increase was primarily due to elevated logistics costs and higher variable compensation. Logistics costs were 7.1% of net sales in the quarter, compared to 5.5% a year ago. This increase in logistics was primarily due to higher fuel costs and capacity pressures in the trucking market. Media spending was 10.8% of net sales in the quarter, down from 11.2% in the prior year period. Third quarter net income was $27.9 million, compared to net income of $101.7 million in the prior year period. The decrease in net income was primarily due to the $77.9 million in deferred income tax benefit recognized in the prior year as a result of the release of the majority of a valuation allowance, compared to income tax expense in the current year period and increases in SG&A, partially offset by contributions from higher sales. Third quarter adjusted EBITDA was $64.5 million compared to $54.6 million a year ago, an increase of approximately 18%. This growth was primarily driven by higher sales and gross profit, partially offset by higher adjusted SG&A expenses. Adjusted EBITDA margin was 20.3% in the third quarter, compared to 18.9% in the prior year period. The year-over-year increase was primarily driven by improvements in adjusted gross margin, the cadence of media investments, and was partially offset by higher logistics costs in the quarter. Operating cash flow in the quarter was $60.8 million, compared to $66.8 million in the prior year period, while capital spending was $22.9 million representing free cash flow of $37.8 million compared to $31.6 million a year ago. As of the end of September, we had executed $102.3 million and repurchased 1.8 million shares as part of our $150 million share repurchase authorization, while ending the quarter with cash on hand of $345.9 million. Now, turning to our updated guidance for 2026. We are very encouraged by our performance year-to- date, and we are again raising our guidance. We now expect net sales growth of 12% to 13%, compared to 10% to 12% previously. We now expect adjusted EBITDA to be in the range of $215 million to $220 million, an increase of 10% to 13% year-over-year, compared to $210 million to $220 million previously. Media as a percent of sales for the year is still expected to be roughly in-line with 2025, at approximately 12.5% of net sales, which given the raised sales guidance, implies over $5 million of additional media investment than when we started the year. Media continues to be our primary lever to drive growth and we are proving that our MVP media strategy is delivering growth despite the challenging macroenvironment.

We expect logistics costs to remain elevated for the remainder of the year primarily due to higher fuel costs and line haul rates. Given where these costs are today, this updated guidance assumes an additional $10 million to $12 million versus our original expectations for this year. We now anticipate adjusted gross margin to improve by approximately 150 basis points this year at the midpoint of our net sales guidance, compared to 100 basis points to 150 basis points previously, based on the increasing and sustained manufacturing performance improvements we’ve seen to-date. Our operating performance has exceeded our expectations and is now providing us with the opportunity to proactively plan downtime in the fourth quarter to invest in the reliability, durability, and productivity of our network. With this planned downtime, as well as the addition of incremental staffing on our fast-growing Homestyle Creations line, we expect a step down in adjusted gross margin in the fourth quarter. From an inflation standpoint, it is evident that cost pressures for ingredients and packaging will be more structural in nature, and we are now planning to implement selective price increases for 2027. Capital expenditures are now projected to be in the range of $125 million to $150 million in 2026, versus our previous guidance of approximately $150 million. Our operating performance year-to-date has exceeded expectations and based on our ability to sustain these gains we have unlocked over $100 million of incremental capacity from our existing manufacturing footprint, the equivalent of a new line allowing us to defer some of this year’s originally planned investment. Regarding our fiscal year 2027 targets, we are confident in our ability to deliver net sales growth well in excess of the US dog food category growth, and we are reiterating our margin targets. Our performance to-date gives us increased confidence in our ability to achieve at least 49% adjusted gross margin next year. As I mentioned earlier, looking ahead, the cost environment is more challenging than just a few months ago, so if we do not see a significant improvement in the inflation picture, we would expect to be in the lower half of our adjusted EBITDA margin range. We have several drivers identified to ensure we can overcome these headwinds and achieve our goals including, capturing, sustaining, and annualizing the operating gains we have seen in 2026, building on our 2026 performance and continuing to drive gains in throughput, yield, and quality, capturing substantially all of the annualized 100 basis points of adjusted gross margin improvement we expect from our new bag technology, newly launched productivity initiatives centered around sourcing, product formulation, and G&A expenses and price increases that are targeted towards a small number of specific items in our product portfolio. In summary, our ability to raise our outlook again for 2026 despite a challenging environment, and in the face of increased competitive entrants, demonstrates the power of our business model. Over the last 20 years, we have built strategic competitive advantages pioneering fresh manufacturing technology, building an unmatched distribution network, strong brand equity, and a superior quality product. And we believe we have multiple levers to drive growth and profitability going forward. That concludes our overview. We will now be glad to answer your questions. As a reminder, we ask that you please focus your questions on the quarter, guidance, and the company’s operations. Operator?

Questions And Answers Operator Thank you. We will now begin the question-and-answer session. (Operator Instructions) The first question comes from Jon Andersen with William Blair. Please go ahead. Q - Jon Andersen Yes, good morning and congratulations on a strong quarter. One quick clarification and then one main question. Clarification-wise, did the major customer that you referred to as ordering below sell-out in the third quarter, have they resumed normal ordering patterns in the fourth quarter? And then a bigger- picture question, you continue to put up double-digit top-line growth despite what we all know has been an increasingly competitive marketplace. I was just wondering if you could maybe try and isolate two or three things that you think are most responsible for your ability to do that? It looks like your MVP household penetration continues to move quite a bit higher. Maybe it’s around the targeting around MVPs, but any help around that would be great too. Thanks. A - Billy Cyr Yeah. Let me start with the second question first. I would start with, all the competition we’ve had this year, I think reinforces the strength of the business models we said in the prepared remarks. First, the difference in the quality of our products is noticed, noticed by consumers, noticed by our customers. And so we think that’s a very, very big driver for our long-term success. The second part is the breadth of product offering that we have. So price points, channels, forms, it’s very difficult for someone to compete with that range of alternatives that we have. Third is the first mover advantage we have. So the velocity, scale, the size of the consumer franchise that we’ve built also gives us an enormous headstart in offering consumers the best product quality, the best price variety, the best availability, the best assortment. And so all those advantages, I think are part of what has allowed us to do so well this year. When you then look at how do we drive the growth this year is for the reasons we outlined. I mean, we are doing incredibly good job in our omnichannel business. Our customers continue to support us. We have good innovation that’s working. Our advertising model is working. So all those things combined are contributing to driving the results that we see and we feel very good about their ability to do that going-forward. In response to your first question, it’s an interesting dynamic. It’s basically a customer who has figured out how to operate more efficiently. So it’s not like they took their inventory down. They’re just selling more off of the same base of holding power -- holding inventory. So their terms are much faster. And over the long-haul, that will ultimately normalize and balance out. But in the short-term, they’re just getting a much better return on their investment. And frankly, that’s not a bad thing. It means the consumer is getting fresher product, which we like. Operator Thank you. The next question comes from Tom Palmer with JP Morgan. Please go ahead. Q - Thomas Palmer Good morning. Thanks for the question. I wanted to maybe clarify expectations as we move into 4Q around sales. The lower half of your organic sales growth outlook would allow for flat or down relative to the dollar amount we saw in the third quarter. Is this something you think could occur in terms of consumption? Are there shipment timings we should be thinking about that might impact dollar sales? Thanks. A - Billy Cyr Yeah. If you look at our history, Q3 to Q4 is always universally up. It has to do with holidays, trade inventory, weather events, all kinds of things that happen in Q4. It doesn’t mean that the consumption trends will go down. In fact, we generally see the consumption trends continue to move up. And if there is any reduction that might happen because of the weather, holidays, trade inventory, whatever else, it normally writes itself in the first quarter of next year. So it’s a very normal pattern, and that’s what we are projecting. It’s a very normal pattern going forward. We’re not seeing anything in the consumption data today that gives us any pause, in fact, we’re very confident in the numbers that we put out this morning. Q - Thomas Palmer Great. Thanks for that. And then switching over to the inflation commentary. Obviously, this year, logistics have been a progressive call out. Where else are you seeing inflation and kind of any framing of the magnitude of both inflation and kind of pricing to address it next year? Thanks. A - John O’Connor Yeah, thanks for the question, Tom. So I would say one of the bigger areas outside of logistics would be on some of our ingredients. Beef is in a structural cycle here where we continue to see prices going up. They have been going up for some time, and they’ll continue to go up. It remains a smaller portion of our protein complex internally in terms of our ingredient mix, but it is growing in volume as consumers and retailers are asking for those items. So it’s becoming a bigger part of the mix on top of price going up. And then there are a number of other, I would say, kind of secondary ingredients and then also packaging where we’re starting to see that. But we’re in the contracting season for a lot of these things and our team is hard at work on it. You heard in our remarks that we have initiatives from a productivity standpoint against sourcing. So we’re working hard to offset what we can through that, but those would be the main areas where we’re seeing some inflationary pressure. Q - Thomas Palmer And sorry, the pricing side? A - John O’Connor Sure. Yeah, pricing as well, and Nicki certainly jump in here. But as I said, we’re taking some selective or price increases in certain parts of the portfolio either where we’re seeing some of that more structural inflation on the ingredients side or where we just have some very strong performing products. But Nicki, please go ahead. A - Nicki Baty Thanks, John. So look, we’ve done a lot of analysis to understand the elasticities on our portfolio. So as John mentioned, we’re really looking to take a more surgical approach to pricing to also make sure that we don’t do anything that holds back the volume. So we’ve undertaken some work to look at those parts of the portfolio that we believe that we have pricing power and opportunities to move forward on.

And I think within that as well, it’s worth highlighting that as we move more of the franchise to MVPs, this is a very durable loyal part of the franchise, which also gives us more confidence to take some pricing as we move into next year. Q - Thomas Palmer Understood. Thanks for all the details. Operator Thank you. The next question comes from Rupesh Parikh with Oppenheimer. Please go ahead. Q - Rupesh Parikh Good morning and thanks for taking my question. Also, congrats on a nice quarter. So just going back to your prepared comments, you guys discussed an increase in marketing spend for the year. So curious the rationale there. And then to the extent that you do see more upside in this quarter, do you expect -- is there flexibility to invest even more in the business? Thank you. A - John O’Connor Yeah, thanks for the question, Rupesh. So yeah, as we said, right, if we look at where we started the year in terms of our net sales guidance and where we are today, we are obviously guiding much higher. But we’ve also held the percent of revenue that we’re putting into media constant throughout the year and that implies around a $5 million incremental investment that we have consistently been increasing throughout the year, and while we are in the midst of a -- certainly a concerted effort around margin for the next 12 months plus, we are very mindful of making sure we’re driving long-term growth and investing in the health of our franchise. So that has been the main rationale in addition to the very strong results that we’re seeing out-of-the investments that we’re making and Nicki can comment on some of the things that are giving us that confidence. A - Nicki Baty Great. So look, the media is working well for us. The best proof is the double-digit growth that we’ve achieved really over the quarter. But I’ve been more focused to look at which households we’re now bringing in from the media that we’re putting out. So as you can see from the remarks Billy made earlier in the call, we’ve done a lot to really focus on those MVPs and each one of those MVP households is now worth $522 on average a year. So when we look at media, we’re not just looking at the cost of acquisition to bring in those MVP households, we’re also really looking at the lifetime value. And what gives me a lot more confidence is also the kind of households we’re bringing in, which are much more millennial households really, which is what we said we would do at the start of the year. So we’ve got some confidence that the media is really building us a more durable business. Q - Rupesh Parikh And then my follow-up question, as we look towards CapEx for next year, so we saw the numbers come down this year. Just curious if you have any early thoughts towards next -- the next fiscal year? A - John O’Connor Yeah. Sure, Rupesh. So I would say, look, in general, we’re seeing capital intensity trend down. I think you heard our remarks about the additional capacity that we’ve unlocked within our network. And we are currently working through a recast of what our CapEx will look like given the new capacity that we’ve been able to harvest from the footprint that we have in place. So we are pushing to continue to drive the capital intensity of the business lower. As we’ve said, if we’re growing in this kind of range, we generally think this $150 million or so CapEx number is a decent place for us to be. Again, we’re continuing to look to drive that down. And then of course, there can be some timing variation depending on when we look at bringing certain types of equipment in, bulkier types of things or start on a new building that can drive some variability. But in terms of the trend, we are continuing to work to drive that capital intensity down. Q - Rupesh Parikh Great. Thank you. Operator Thank you. The next question comes from Peter Benedict with Baird. Please go ahead. Q - Peter Benedict Hey, guys. Good morning. Thanks for taking the question. So as you mentioned earlier, kind of the category is seeing a handful of new entrants here over the past year, I guess, Hill’s being the latest. But can you give us a sense of maybe how your sales of your products are performing in stores where some of these new items are being introduced and maybe how these retail partners are adjusting your footage, if at all? Just any observations around that topic more broadly would be helpful. A - Nicki Baty Great. Thanks, Peter. So I think the first thing I’d highlight is we’ve managed to grow our distribution points despite the competition backdrop. So we’ve grown 14% overall. And I think this is a really strong signal that retailers are looking to prioritize adding incremental space for fresh and frozen. Now that space is coming from more legacy brands out there and you’re seeing the pressure points coming in dry and wet products in particular within the category. So opening up that distribution space, we’ve been a big beneficiary, I believe, of that distribution space. It’s allowing us to improve the number of multiple fridges out there across the estate and it’s allowing us to get better holding capacity in too. Now where the new entrants have come in, we’ve not seen any impact either on our sales line or on any retention, which is particularly pleasing for us. In places where we compete more head-to-head with some of those newer brands, we average somewhere between 6 times to 8 times more the sales velocity than any of those brands that are in play. So we very much see competition coming in as validating fresh overall and we think that our retailers are also seeing it in the same way. Q - Peter Benedict That’s super-helpful, Nicki. Thank you. And then my follow-up would just be around the revenue growth versus kind of the consumption of the scanner data. It’s obviously been wonky the last couple of quarters. How should we be thinking about that relationship in the fourth quarter and as we enter next year? And related to that, can you maybe help us understand kind of the timing. I think Costco was rolling out a bunch of large chillers over the last 12 months. Maybe how that cycling that might impact that revenue growth versus scanner growth dynamic? Thank you. A - Billy Cyr Yeah. Yeah, I’ll take that, Peter. Over the long haul, the scanner data will have a very strong correlation what we produce for net sales. There will always be some things that might happen at the beginning or end of a quarter depending on where holidays fall and whatnot that could change the number by a point or two as we’ve seen in the Q2, Q3 this year. There could also always be things that a retailer might do from a trade inventory perspective, either building inventory to support an expansion or doing something to tighten up their inventory and there can be some noise. We also have this benefit that is an increasingly large benefit, which is the unmeasured, which is, think of that as our large lifestyle retailer, which is not in the measured channel as well as our D2C business is not there and each of those is obviously growing quite quickly. And as we said on the call, we think we got about 1 point to 2 points of added growth from those channels in this quarter. And while I won’t say exactly what it will be on a going forward basis, you should expect that, that part of our business at least for the near term is going to be growing faster than the rest of the business. So we feel like it’s going to be additive to the growth rate of the business. There will always be some variability with things like where you talked about with Costco or with anybody else where when they are making a big expansion in fridges or doing some way in which they might add more stores or more fridges in the store, bigger fridges that it can create some variability. But for the most part, over the long haul, Nielsen plus unmeasured will be the best indicator of where our growth is. Q - Peter Benedict Thanks so much. A - Billy Cyr Thanks. Operator Thank you. The next question comes from Rob Moskow with TD Cowen. Please go ahead. Q - Jacob Henry Hey there. Thanks for the question. This is Jacob Henry on for Rob. My first question is just on the MVP buy rate, which is continuing to increase, which is good to see and it sounds like there’s a lot of runway there. But I’m curious if you can help quantify what you view as the ceiling or opportunity on this metric over the long-term? If we do some simple math assuming it costs $4, $5 a day to feed your dog implies a lot of upside relative to where you are today, but just curious if that’s how you view it or just kind of what you view as the true ceiling there? A - Nicki Baty Thanks, Jacob. So this is an area that we’re very -- or we’re very confident on for the future. So we’re actually about 26% of the way through our TAM for MVPs. We do a lot of work each year to size up the MVP runway that we have. We would say that MVPs that are particularly interested in fresh that we also believe can afford and are most likely to purchase our product, there’s a runway of about 10 million of them in the brand. So at 2.6 million, we think that there’s still a terrific opportunity ahead. We’ve learned that MVPs like a lot of access of our products. So this is where the omnichannel strategy is very important. And we’ve learned a lot about where to find MVPs in our media strategy, which is why we’ve started to really push more of our media through into streaming, digital and a more targeted approach. So as we go-forward, our strategy, whether it’s media, whether it’s innovation, whether it’s distribution is really going to be centered on super-serving these MVPs because we believe this will help us create a much more durable franchise for the company.

Q - Jacob Henry Okay. Thank you. And then my follow-up is about the EBITDA margin target for next year. Obviously, some extra color on that today. So I just want to revisit how you view your sales growth playing into that equation. Is high single-digit growth still required for the low end? A - John O’Connor Yeah, look, so that certainly helps to have that kind of growth, I think as we’re honing-in on one year, right, we started talking about that kind of approach a while back where you would have multiple years of compounding on that. And so the absolute sales number starts to become less of a factor in terms of some of the other more concerted cost efforts and pricing actions that we laid out today. So certainly, more growth is helpful. We get more absorption on a number of items, whether it’s in our manufacturing costs or items like G&A. But right now, we are more focused in terms of the items that will help us get into the range that are cost management, cost reduction, inflation management types of items. Q - Jacob Henry Understood. Thanks. Operator Thank you. The next question comes from Yasmine Deswandhy with Bank of America. Please go ahead. Q - Yasmine Deswandhy Hey, guys. Thank you for the question. I just wanted to dig in a little bit on the mention in your prepared remarks about your planned downtime in the fourth quarter. How long will that downtime be? Any color you can give us on that? What percentage of your network? And then do you anticipate the step-down in adjusted gross margin to be both on a year-over-year and a sequential basis or which metric would it be? A - Billy Cyr I’ll talk about what we’re going to do, what the operational side of it is and let John talk about the last part of that question, which is the margin part. But this is the kind of maintenance work that we do from time-to-time. It’s things like repairing floors or replacing floors, replacing pieces of equipment that are outdated, need to be updated and whatnot. It’s not anything that you would notice in terms of our customer service, in terms of our ability to supply the demand, but it does mean that for the labor hours that we scheduled for the utilities that we’re paying for, we’ll have less total output in the period, but it’s very normal, it is very normal kinds of maintenance. It’s just maintenance that does stop us from producing. And when it stops us from producing, you obviously have a step-down. The other piece is going to happen in the quarter, there’s obviously more holidays in the fourth quarter and we do treat our employees well and close for the holidays. And the nature of our business is that when you have to shut down and start up because we have to operate in a very clean and very sterile environment, shutdowns and start-ups take a little bit longer than they might take in other businesses. So you do lose a little bit of productivity as a result. So fourth quarter is always a little bit more of a challenge because of the number of holidays. John can talk about the margins though.

A - John O’Connor Yeah. So we’ve obviously had a lot of success this year and we’ve built-up a lot of margin in the year. And as we said, that’s giving us -- it’s affording us the opportunity to make these investments. So yes, there’ll be a step-down sequentially. It could be flat-to-down year-over-year, but again, that’s because we’re taking extra time than we normally would in the season. And we’re also comparing to our -- a very strong quarter of gross margin last year at 48.4%. So I think we’re less concerned ultimately about where it lands relative to last year. We see all of the signs from an operating standpoint and the proof points that we can resume the types of margins that we’ve been posting in the middle of the year. Q - Yasmine Deswandhy Okay. Thank you. That’s helpful. And then, with ecommerce growing as much as it is, has it changed your view on the magnitude of fridge expansion going-forward, perhaps shifting some spend from fridge to online capabilities? Or are you -- or is it plan to keep fridge plans as-is and perhaps expand spend on online? And just a quick follow-up as well, how quickly can you convert retailers with only in- store presence to having online capabilities as well? A - Billy Cyr Yeah, I’ll start that, and Nicky will follow. But I would start with, we are a plus or an end kind of thing where if retailers have a good case for putting something a fridge in a retail either to support the in- store activity or to support their online business, as long as we see a reasonable case for doing it, we will invest in it. It is not like we choose to invest in in-store or for the online. We view it as each one independently and collectively. So we aren’t averse to continuing to invest in the retail presence because it is both important for retail and it’s also important for the way it services our online business. So I don’t view them as an either/or I think it’s an end. Nicki, you can just talk a little bit more about the second part of that question? A - Nicki Baty Sure. Thanks, Billy. The first thing I’d say is fridges is actually helping us expand our online capabilities. So 82% of our online sales do come from the fridge, and a big part of that is improving holding power and breadth of assortment. So as retailers put more fridges in, they’re actually able to compete even more effectively with online. Now, when we look at online, we’re really pleased that we’re growing with traditional grocery food retailers very well. We’re also growing with last mile providers, and we have very-high accelerated growth with pure-play retailers, and our D2C business. So for us, we’re really looking to make sure that -- and we have built, put a lot of money into G&A to invest in the right capabilities internally to be able to manage that channel mix. So that does mean some changes to the media plan, which, as I said, is now a little bit more digitally focused so that we can drive that purchase through online, and it does mean making sure that we open up distribution in all of those channels. Operator Thank you. The next question comes from Edward Lewis with Rothschild & Company Redburn. Please go ahead. Q - Edward Lewis Thanks very much. Good afternoon, guys. Just a couple from me. Billy, just looking at the second fridge and plus percentage of the overall fridge count, and with around sort of 24% 25%. And I note your comment around there’s quite a stable of fridges are quite old. What’s sort of holding you back increasing that number over of the overall base of fridges? A - Billy Cyr Yeah. I would just start with that we are adding fridges that operates. So it’s both the numerator and the denominator have to move here or are moving. And as you’ve seen, particularly as we’ve added so many net-new stores particularly with a large lifestyle retailer we’ve added, the denominator gets bigger, so it makes a little bit harder to move that percentage. And so we’re seeing that dynamic at play here. I’d also say that over the long-haul, I mean, I’ve been with this business for 10 years. This is a little bit episodic, I’ve described it before as a game of leapfrog where a retailer makes a big move, puts in bigger fridges or they put fridges in end caps and the next guy comes along and does double fridges, the next guy comes along and does triple fridges or exercise fridges and open-air fridges. And it’s not a regular cadence, but it happens very routinely and that the retailers realize that they’ve fallen behind and they make a jump forward to get caught up or even get ahead of where their competitors are. Because at the end-of-the day, they recognize the fresh pet food is the future of this category, and they want to have a winning presence in this category. So when they realize that they’ve fallen behind, they then make the decision to make a big investment. You can see that with what happened in one of our club customers. They expanded the distribution, then they made a big push and put in very large fridges and that has given them a huge leg-up in this space and it’s frankly given us a huge gain in our velocities as well. I expect to see that happen on a regular basis. It’s just not a regular cadence, but it is very routine thing to have happen. Q - Edward Lewis Got it, understood. And then just looking at the commentary today around Homestyle Creations, I guess, 12 months, 18 months ago, you were talking about complete nutrition as an opportunity on the value end. Now you’re talking about Homestyle Creations, obviously $100 million in sales. How much of an opportunity is sort of the premium innovation or innovation and potentially premium innovation around the MVPs, I mean, is that a big opportunity for you? A - Billy Cyr I’m going to have Nicki give you a little detail on this, but I want to start with a broad conceptual point. When you have a business where your highest priced most premium product is your fastest-growing product, it tells you about the value of the proposition, it tells you that you have room for pricing on the high-end and room for innovation on the high-end. And that’s an incredibly healthy place to be. And so we feel very fortunate that we have the Homestyle Creations business that is growing so nicely. You should also recognize what we all said in the prepared remarks, which is we’ve been nurturing this for several years. It took us a while to get it right and now we’ve got it working and it’s working really well and it’s delivering good margins and it’s delivering good growth. And that doesn’t happen overnight. And that’s sort of the patience that we demonstrate with our innovation. But Nicki can talk a little bit more about what the role is of Homestyle Creations and the value for our MVPs. A - Nicki Baty Great. Thanks, Billy. I think we’re just getting started with Homestyle Creations. The average distribution on that product or that small range is only around 30% in Nielsen terms. So at $100 million of sales, there’s an incredible runway to go just by improving distribution and by bringing new products to market under that area. The new technology that we’ve touched on a little bit that obviously brings really improved economics also enables us over time to be producing different forms and different sensory experiences. So that’s a big part of our pipeline for the coming years. As is, we believe an untapped opportunity and a little bit more of the health and wellness space. So you should expect us to come to market with more innovation that really does fulfill a broader collection of MVP needs than we have out there today. Q - Edward Lewis Thanks very much. Operator Thank you. The next question comes from Michael Lavery with Piper Sandler. Please go ahead. Q - Michael Lavery Hey, thank you. Good morning. I just want to come back to gross margins and maybe at least partly unpack some of the new technology piece of it and make sure I just have that clear. You’ve called out an annualized 100 basis points lift from the new bag technology. But is that the entirety of the increase for the outlook next year? I think when you talked to us last quarter, you weren’t really factoring that in other than maybe a smidge that had been realized. And maybe just help us understand some of those puts and takes. And you had indicated you could pull-forward some of the implementation of retrofitting lines and sorry if I missed that, but any update on how you’re thinking about that or is it just that you’re running efficiently enough, it’s not necessary just yet? Just help us maybe just understand that kind of runway. A - John O’Connor Sure. Thanks for the question, Michael. So I’ll just start -- just make sure we level-set, right? So we’ve been working on the new technology for some time. But on the areas where we were going to get the margin improvement, we really only started to see product coming off that line in the third quarter. So we’re really talking about for ’26, a half -- getting that benefit for a half year. So the 35 basis points that we expect to get for the full-year is a pretty decent size impact in the second half. As we said last quarter, right, when we get up to full-rate and iron out all the kinks on that production, we’d expect an annualized benefit of 100 basis points. We said our goal was to get there at some point in ’27. Now we’re saying with what we’re seeing on those lines, we expect to capture substantially all of that 100 basis points year-over-year -- total margin improvement from the baseline in 2027. So we feel really good about where the production on the new technology is going, or how fast it’s running, and the margin gains we’re getting out of the products that are running on that. In terms of the plans to retrofit, build more lines, as you said, right, obviously, the overall capacity picture needs to play into that and that is something we’re looking at. But I’ll give it back to Billy to cover any more of the conversion questions. A - Billy Cyr Yeah. Let me just -- let me talk about there’s two dynamics that we’ve observed that are both really, really positive and favorable. One is we anticipated the benefit that we’re getting on the products that we’re -- that we have out there, Fresh from the Kitchen, I talked about in the prepared remarks. The quality improvement is turning into the velocity. We expected to get that. You’re seeing it show up in the margins and we will fully get the benefit of that. One of the two new things that we’re developing is, one is the amount of innovation that we can drive off this new technology is quite significant. And every day that goes by, we seem to find another way in which we can create something that is dramatically better and that will bring its own margin profile and consumer demand and consumer interest with it. But the idea to create really high-quality products very efficiently that nobody else can match is an incredible opportunity and that’s what this technology is enabling. And you see in the presentation that we put out some pictures of some of the early stages of innovation that we’re doing with this technology that make that work. The second part that’s really exciting to us is that whenever you start in the new technology, you find new opportunities much more readily than you might in a more mature technology. So when we originally created this technology, we told you about the full up version, then we developed what we call the light version and that is now what we’re rolling out. We have two lines that are producing the light version. Our team has actually developed yet another generation of this technology that has the ability to be used on other lines beyond where we already are and to create innovation that we can’t do on the existing technology. And so, it’s an opportunity for us to continue to develop this technology and find broader and broader impacts on more of our lines, more of our products and create more innovation. So we’re really bullish on the potential for technology to create this big gap between us and where everybody else is. It’s hard for us to then put that into a forecast and say exactly here’s what we’re going to get and when we’re going to get it. All I can tell you is from a strategic perspective, it’s an enormous win for us, an enormous win. Q - Michael Lavery No, that’s helpful. And just a follow-up on some of the omnichannel and digital push. Obviously, you’ve made sure to have the execution availability with the in-store fridge as fulfillment centers and made more of a digital push to get to where the MVPs kind of live and learn. What’s the headroom there? You’ve got that online piece up 35%, it’s about 17% of sales. Do you have a sense of where that goes? And maybe what else you’re just learning from this increased push and just how that’s shaping your consumer insights and execution? A - Nicki Baty Yeah, I’ll take that one. So in terms of one of the things that we’re learning is we do believe that we have the opportunity to substantially increase penetration, is that all the way up to the 35%, that remains to be seen, but certainly somewhere around that area, I think is where we would like to be. A big part of what we’re learning is the importance of subscription. So MVPs are shopping 27 times a year, and for fresh products, they do like the opportunity to get that delivered to home and they do like subscription. We have not only an under penetration in online availability, but we’re also underpenetrated in offering subscription capability, which is key for that retention. So a big area we’re focused on is working clearly with partners that are able to offer that subscription, whether that’s directly through retailers or whether that’s in our own direct-to-consumer home delivery business. So that’s where we would have our focus for the coming years. We grew ecommerce by 35% over the last quarter. That’s on top of the last few quarters up over 40%. And we do believe that that growth rate will continue as we go-forward. So it will become an increasing part of the overall growth composition of Freshpet for the coming years. Q - Michael Lavery Very helpful. Thanks. Operator Thank you. The next question comes from Eric Serotta with Morgan Stanley. Please go ahead. Q - Eric Serotta Great. Thanks for the questions. Billy or Nicki, can you give a little bit more granularity into 2027 distribution initiatives, whether it’s by channel or retailer, doors, SKUs and sort of what you’re expecting that to contribute on a percentage basis as you look out today, realizing it’s early? And then, John, if we could just turn back a follow-on for Tom’s earlier question just in terms of the fourth quarter. It’s a pretty wide range implied for the fourth quarter out there now of couple hundred basis points with less than two months left. So can you talk to some of the drivers that would cause top-line to be sort of at the upper or lower-end of that range that you put out there implied for the fourth quarter? Thank you. A - Billy Cyr Yeah, I’ll take the first part, John will take the second part. As we think about next year, as I made -- as I said in the prepared remarks, the way in which our growth is driven is increasingly broad-based. A couple of years ago, we relied on purely retail, didn’t have an omnichannel business. Advertising was the primary driver. We now have digital, social as part of the mix. And as we think about each year, at this point, we always queue-up in range of initiatives against each of those big drivers we have, whether it’s product innovation, whether it’s ecommerce plays, whether it’s the advertising initiatives that we’re going to do, any of those key elements. We push them all -- we push a range of things out into the market. How well each of them is going to work can vary from time-to-time. It’s not quite clear at any given point in time, which are the key pieces that are going to be the biggest impacts. As you look at this year, we obviously had a huge gain from one of the big club retailers, which we thought might happen, but obviously was much bigger than what we expected. Some years, it’s a bigger innovation. So as I think about next year and what’s going to be the drivers, we’ve got a good queue of innovation. We’ve got good advertising plans that are under development. I think the ecommerce business is going to continue to grow at a very rapid rate and we know some retailers who are already planning to do incremental activity. So it’s hard to say exactly which ones are going to be and how big they’re going to be, but the bottom-line is, we expect to have fairly sizable gains. So we will, of course, give you much more clarity on that when we get to February. By that point, some of the customers and retailers have made some decisions, some new items will have been launched. We’ll have a lot more flexibility to talk about it, and we’ll give that guidance in February. I’ll give John to take the second part of the question. A - John O’Connor Sure. Thanks, Billy. Yeah, in terms of fourth quarter, it really comes down to Billy’s comments earlier, right? I mean, there’s nothing at this point that’s clouding or changing our view in terms of the consumption trends. But we are entering into a part of the year that can just have more potential for disruption. And our range, of course, needs to account for all sorts of things like weather, inventory management and those types of things. But in terms of the consumption, there isn’t anything that we’re alerting people to in terms of a lot of variability in that trend that we’re seeing at this time. Q - Eric Serotta Great. And just lastly, MVP count sequentially, your MVP percentage of mix sequentially. I realize it’s not going to be linear, there’s -- there’s lags, there’s lumpiness, but any color around that sequential trend that we’ve seen over the past couple of quarters? A - Nicki Baty Yeah. I mean, this quarter, we moved up to MVPs being 72% of our sales. Previous quarter, it was 71%. When I look-back five years ago, it was 63%. So you are seeing a sequential improvement of the amount of MVPs that are coming into the franchise overall. Q - Eric Serotta Great. Thanks. Very helpful. I’ll pass it on. Operator Thank you. The next question comes from Todd Brooks with StoneX. Please go ahead. Q - Todd Brooks Hey, thanks for squeezing me in and congrats on the results this quarter. Two quick ones, and I’ll lump them both together. One, can we elaborate a little bit more on the Freshpet Direct initiative? And it seems like that’s getting more play in your messaging to consumers and on the website. And Nicki, you talked about that subscription model being important to that millennial customer. So how’s Freshpet Direct I’m kind of filling into that approach and how do retailers think about it, given that likely is disintermediating fulfilling the volume out of coolers? And then the quick one for John. As you’re looking-forward at the distribution cost pressure, what percentage would you say is related to diesel cost versus just line haul rates? And expectation on the stickiness, especially on the line haul side? Thanks. A - Nicki Baty Yeah, thanks for the question. On the direct-to-consumer business, I would start by saying it’s actually a very small part of our business overall. It’s less than 2% of our business today. Everyone on it is an MVP and it’s actually 70% of households are brand new to Freshpet. They’ve never discovered us before. So we see this as a very complementary additive channel for us versus the core grocery retail model. We are a core retail business and that’s very much our intention to stay as such for the future. But we do see direct-to-consumer as an opportunity for us to test innovation and really build what we call our ultra-MVPs. So we’re seeing annual buy rates of over 1,600 on those consumers that are on the direct-to-consumer platform. So it’s a nice incremental part of our business today. A - John O’Connor Yeah, and so lastly, on the logistics piece. So when we look at the increase that we’re seeing year-to- date, that breaks down about one-third of that increase as a percent of revenue is related to fuel and about two-thirds of that is related to line haul. The smaller portion, right, the fuel that probably has the potential to move around on a -- more on a shorter-term basis. The line haul is a little bit more structural. It has to do with capacity in the trucking market, both trucks and drivers and that’ll be a little bit of a slower mover, but that’s the breakdown of the increases so far this year. Q - Todd Brooks Great. Thank you both. Operator This concludes our question-and-answer session. I would like to turn the conference back over to Billy Cyr for any closing remarks. A - Billy Cyr Great. Thank you very much and thank you for your interest and attention. I’ll close with a quote from the comedian Elayne Boosler. My fashion philosophy is, if you’re not covered in dog hair, your life is empty, to which I would respond, fill your dog’s stomach with Freshpet and their life will be full too. Thank you very much. Operator The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.